Exhibit 99.1

RLH CORPORATION REPORTS THIRD QUARTER 2018 RESULTS

DENVER, (November 5, 2018) – Red Lion Hotels Corporation (the “Company”) (NYSE: RLH), a growing hospitality company doing business as RLH Corporation that franchises upscale, midscale and economy hotels, today reported third quarter 2018 results.

Highlights

•	Net income for the three months ended September 30, 2018 was $8.9 million or $0.35 per diluted share compared to net income of $2.8 million or $0.11 per diluted share in the prior year period.

•

Adjusted EBITDA from continuing operations for the third quarter was $4.6 million, compared to $11.4 million for the year-ago period. The change in adjusted EBITDA was primarily due to the lost contribution from the nine company owned hotels sold during the year.

•	Franchise revenue rose to $15.1 million; up 19.1% year over year.

•

Division profit from the Franchise segment increased 55% to $5.9 million from $3.8 million in the third quarter of 2017. The Franchise segment divisional profit margin expanded 900 basis points to 39.1%.

•

As of September 30, 2018, the Company sold 9 hotels which generated gross proceeds of more than $116 million. Sales early in the third quarter included a Red Lion Hotel in Port Angeles, Washington, and Hotel RL Spokane totaling $54.5 million.

•	Of the remaining hotels being marketed, Salt Lake City, Kalispell and Anaheim are in active stages of diligence.

•	The Company has executed 132 franchise agreements through the date of this release against its target of 150 to 200 for 2018, in addition to the Knights Inn franchises acquired in May 2018.

•

Launched state of the art and streamlined website redlion.com, which allows guests to book a room in as little as three clicks. Enhanced Hello Rewards program to include other features such as Hello Bucks and Hello Rates.

Greg Mount, RLH Corporation President and Chief Executive Officer stated: “Our franchise business continues to achieve outstanding growth and success with 132 contracts signed so far this year in addition to our successful acquisition of Knights Inn. With this continued growth and our focus on expense management, our franchise margins have improved to 39% for the quarter. We also launched our new website and enhanced Hello Bucks rewards system, both of which simplify and improve the customer experience for reservations, information and rewards. The innovative website changes the paradigm of booking and creates more revenue opportunities for our franchisees. We replaced complex rate codes with a simple process: select a room, then customize your stay. This gives guests the opportunity to pick and choose from a menu of options to make sure their stay is exactly what they need.” Mr. Mount continued, “Our hotel asset sales have been a huge success and we completed nine sales by mid-July. In addition, we have several other hotels being marketed with strong interest and we expect to see these sales close starting in the first half of 2019. Our asset light strategy has allowed us to fluidly manage our human capital to areas where we can garner the highest returns positioning us to drive topline franchise contribution and margin as we move ahead.”

FINANCIAL RESULTS

The Company reported Net Income of $8.9 million or $0.35 per diluted share in the third quarter as compared to $2.8 million or $0.11 per diluted share in the prior year period. The improvement in Net Income for the quarter was primarily due to the gain on sales from two hotel dispositions and meaningful improvement in the Company’s Franchise division, partially offset by a $7.1 million dollar impairment charge on Hotel RL Baltimore and the reduction in contribution of the hotel division as a consequence of its hotel asset sales.

EBITDA for the third quarter was $22.6 million as compared to $10.2 million in the same period 2017. Adjusted EBITDA from continuing operations in the quarter was $4.6 million as compared to $11.4 million in the prior year period. The change in Adjusted EBITDA from continuing operations year over year was primarily due to the lost contribution from the hotels which were sold during the year.

FRANCHISE DIVISION

Franchise revenues in the quarter ended September 30, 2018 increased 19.1% to $15.1 million from $12.7 million in the prior year as the Company continued to successfully expand its franchise network organically and through select acquisitions. Divisional profit improved by 55% while divisional expenses rose by 3.6% underscoring the benefits of scale and demonstrating operating leverage of a growing franchise network. Margins for the Franchise division rose to 39%, for an improvement of 900 basis points over the quarter ended September 30, 2017.

As of the date of this release, in addition to the Knights Inn acquisition, we have executed 132 franchise agreements, which compares favorably to the Company’s stated goal of executing 150 to 200 franchise contracts in 2018.

Franchisees across all brands continue to adopt RevPak, RLH Corporation’s industry leading systems which will enhance the owner’s profitability and return on investment. These proprietary tools amplify our ability to renew expiring franchise contracts.

In October, we launched the redesigned redlion.com and it has been received positively by guests and owners. Guests enjoy the seamless use of the website, which allows them to make reservations in as little as three clicks, customize their stay, interact with the hotel and make last minute changes to find the best deal available. The dynamic features of the website provide a wider range of ways to drive revenue to our franchisees. Complimenting the launch of the new website, we’ve upgraded our Hello Rewards currency to give Members faster access to rewards while driving down overall cost of sale for franchisees and program operating costs for RLH Corporation. The new currency, Hello Bucks, works like cash with one Hello Buck equaling one Canadian or US Dollar. Members can apply Hello Bucks to their next reservation booked on redlion.com or save for a free night. Early feedback from owners on the new currency has been positive.

HOTEL DIVISION

Hotel division revenue for the quarter ended September 30, 2018 was $20.9 million as compared to $38.3 million in the same quarter of 2017. The change in revenue is primarily due to the impact of the Company’s transformative hotel sale initiative. Hotel Division expenses in the quarter declined 40% year over year as a result of the sales. Margins for the Hotel division contracted 7% reflecting the operating margins on the mix of hotels remaining in the portfolio.

RLH Corporation commenced a hotel asset sales initiative in the fourth quarter of 2017, marketing 11 of its owned hotels. To date the company has sold nine hotels; seven were sold in the first and second quarters of 2018 generating gross proceeds of $62 million and an additional two hotels were sold early in the third quarter which generated gross proceeds of over $54 million. Proceeds from the hotel sales were used primarily for the paydown of debt. Collectively, the sold hotels contributed $14.5 million to Adjusted EBITDA in the full year ended 2017 and $3.3 million through the date of the respective sales in 2018. To further its full transition to an asset-light strategy, the Company is moving to outsource the management of the remaining owned hotels to leverage efficiencies.

On August 9, 2018, the Company announced that it would be marketing for sale its hotels in Anaheim, California, Kalispell, Montana and Atlanta, Georgia. The sale of these hotels is anticipated to generate gross proceeds in excess of $40 million.

On September 6, 2018, the Company elected to purchase the outstanding promissory note on Hotel RL Baltimore for a price of $13.6 million. In October 2018, the Company purchased the third-party interest in this asset. Having control over this property gives management the flexibility for refinancing of the asset, operations and timing of a future sale.

BALANCE SHEET AND LIQUIDITY

RLH Corporation finished the third quarter with cash and restricted cash of $22.9 million and debt of $44.6 million comprised of mortgage loans of $25.3 million, a term loan for $9.4 million loan and a $10.0 million revolving line of credit.

On a year-to-date basis, the Company’s indebtedness has declined by approximately 60% with the retirement of mortgage debt upon the sale of its hotels. The Company’s debt is expected to continue to decline as it completes the sale of its owned and lease hold interest hotels.

SUBSEQUENT EVENTS

On October 18, 2018, the Company reported that its Chief Financial Officer Doug Ludwig resigned for health reasons

2018 EXPECTATIONS

In 2018, the anticipated sales of hotels will reduce the Company Hotel divisional profitability. As the sales are closed, the Company will disclose the material terms of each transaction in its 8K filings including the historical Adjusted EBITDA relating to the hotels sold. Due to the inability to predict the timing of the hotel sales, our updated guidance for the 2018 fiscal year concentrates on the Company’s Franchise business, which will represent the majority of the ongoing future earnings of the Company.

Franchise Division:

•	The Company expects to execute between 150 and 200 license agreements in 2018 in addition to the acquisition of Knights Inn.

•	Franchise divisional profit expected to be between $18 million and $19 million.

•

The Franchise divisional profit margin is expected to increase from 28.3 percent in 2017 to between 33 percent and 35 percent in 2018. To date this year, the Company has sold nine hotels and entered eight new franchise agreements with the sold hotels. These eight franchise contracts are expected to generate franchise fee revenues of $750,000 on an annualized basis.

•

General and administrative expenses are expected to be $19.5 million to $20.5 million. This increase from prior guidance reflects the allocation of additional resources out of the Hotel division to support the growth of the Company.

Hotel Division:

•

The 2018 Adjusted EBITDA for the nine hotels sold to date in 2018 was $3.3 million through the dates of their respective sales. The Adjusted EBITDA for these nine hotels was $14.5 million for fiscal 2017.

Conference Call Information

RLH Corporation will conduct a conference call on Monday, November 5th at 5:00 p.m. Eastern Time, to discuss the results for interested investors, analyst and portfolio managers. Hosting the call will be RLH Corporation President & Chief Executive Officer Greg Mount and Senior Vice President & Chief Accounting Officer Nate Troup.

To participate in the conference call, please dial the following number 10 minutes prior to the scheduled time: (877) 407-8289. International callers should dial (201) 689-8341.

This conference call will also be webcast live on www.rlhco.com in the Investor Relations section of the website. To listen to the live call, please go to the RLH Corporation website at least 15 minutes prior to the start of the call to register and to download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available at approximately 8:00 p.m. Eastern Time on November 5, 2018 through November 19, 2018, at (877) 660-6853 or (International) (201) 612-7415, using access code 13683779. The replay will also be available shortly after the call on the Company’s website.

About RLH Corporation

Red Lion Hotels Corporation is an innovative hotel company doing business as RLH Corporation and focusing on the franchising, management and ownership of upscale, midscale and economy hotels. The Company strives to maximize return on invested capital for hotel owners across North America through relevant brands, industry-leading technology and forward-thinking services. For more information, please visit the company’s website at www.rlhco.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). The forward-looking statements in this press release are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, economic cycles; international conflicts; changes in future demand and supply for hotel rooms; competitive conditions in the lodging industry; relationships with franchisees and properties; impact of government regulations; ability to obtain financing; changes in energy, healthcare, insurance and other operating expenses; ability to sell non-core assets; ability to locate lessees for rental property; dependency upon the ability and experience of executive officers and ability to retain or replace such officers as well as other matters discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2017, and in other documents filed by the Company with the Securities and Exchange Commission.

To learn more about franchising with RLH Corporation, visit franchise.rlhco.com. We don’t wait for the future. We create it.

Social Media:

www.Facebook.com/myhellorewards

www.Twitter.com/myhellorewards

www.Instagram.com/myhellorewards

www.Linkedin.com/company/rlhco

Investor Relations Contact:

Evelyn Infurna

Investor Relations

203-682-8265

investorrelations@rlhco.com

Media Contact:

Dan Schacter

Director, Social Engagement and Public Relations

509-777-6222

dan.schacter@rlhco.com

RED LION HOTELS CORPORATION

Condensed Consolidated Statements of Comprehensive Income (Loss)

(unaudited)

(In thousands, except footnotes and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenue:
Company operated hotels	$19,579	$37,244	$65,486	$94,214
Other revenues from managed properties	1,278	1,054	3,272	3,047
Franchised hotels	15,137	12,714	38,861	36,045
Other	6	12	32	128

Total revenues	36,000	51,024	107,651	133,434

Operating expenses:
Company operated hotels	14,534	25,284	50,817	70,450
Other costs from managed properties	1,278	1,054	3,272	3,047
Franchised hotels	9,220	8,898	26,486	26,300
Depreciation and amortization	3,621	4,660	12,714	13,742
Hotel facility and land lease	1,186	1,201	3,577	3,604
Asset impairment	7,100	—	7,100	—
Gain on asset dispositions, net	(26,196)	(113)	(42,094)	(334)
General, administrative and other expenses	5,398	3,631	14,588	11,346
Acquisition and integration costs	95	1,235	2,196	1,246

Total operating expenses	16,236	45,850	78,656	129,401

Operating income	19,764	5,174	28,995	4,033

Other income (expense):
Interest expense	(1,417)	(2,119)	(5,366)	(6,114)
Loss on early retirement of debt	(794)	—	(794)	—
Other income (loss), net	34	338	214	562

Total other income (expense)	(2,177)	(1,781)	(5,946)	(5,552)

Income (loss) from continuing operations before taxes	17,587	3,393	23,049	(1,519)
Income tax expense (benefit)	(26)	34	(239)	304

Net income (loss) from continuing operations	17,613	3,359	23,288	(1,823)

Discontinued operations:
Income (loss) from discontinued business unit, net of income tax expense (benefit) of $140 and $209	—	268	—	402

Net income (loss)	17,613	3,627	23,288	(1,421)
Net (income) loss attributable to noncontrolling interest	(8,670)	(871)	(14,079)	507

Net income (loss) and comprehensive income (loss) attributable to RLH Corporation	$8,943	$2,756	$9,209	$(914)

RED LION HOTELS CORPORATION

Condensed Consolidated Statements of Comprehensive Income (Loss) - Continued

(unaudited)

(In thousands, except footnotes and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Earnings (loss) per share - basic
Income (loss) from continuing operations attributable to RLH Corporation	$0.36	$0.11	$0.38	$(0.06)
Income from discontinued operations	—	0.01	—	0.02

Net income (loss) attributable to RLH Corporation	$0.36	$0.12	$0.38	$(0.04)

Earnings (loss) per share - diluted
Income (loss) from continuing operations attributable to RLH Corporation	$0.35	$0.10	$0.36	$(0.06)
Income from discontinued operations	—	0.01	—	0.02

Net income (loss) attributable to RLH Corporation	$0.35	$0.11	$0.36	$(0.04)

Weighted average shares - basic	24,545	23,609	24,334	23,542
Weighted average shares - diluted	25,729	24,176	25,437	23,542

Non-GAAP Financial Measures (1)
EBITDA from continuing operations	$22,625	$10,172	$41,129	$18,337
Adjusted EBITDA from continuing operations	$4,591	$11,407	$10,562	$19,683

(1)	The definitions of “EBITDA” and “Adjusted EBITDA” and how those measures relate to net income (loss) are discussed further in this release under Reconciliation of Non-GAAP Financial Measures.

RED LION HOTELS CORPORATION

Condensed Consolidated Balance Sheets

(unaudited)

(In thousands, except share data)

	September 30, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$18,218	$32,429
Restricted cash	4,671	12,429
Accounts receivable, net of an allowance for doubtful accounts of $2,019 and $1,436, respectively	22,214	13,143
Accounts receivable from related parties	—	1,520
Notes receivable, net	1,642	1,098
Inventories	272	443
Prepaid expenses and other	5,405	4,862
Assets held for sale	—	34,359

Total current assets	52,422	100,283

Property and equipment, net	118,810	167,938
Goodwill	18,607	9,404
Intangible assets, net	65,439	50,749
Other assets, net	7,758	1,976

Total assets	$263,036	$330,350

LIABILITIES
Current liabilities:
Accounts payable	$5,291	$4,100
Accrued payroll and related benefits	4,208	7,457
Other accrued liabilities	5,769	4,094
Long-term debt, due within one year	9,419	62,914
Contingent consideration for acquisition due to related party, due within one year	3,000	9,289

Total current liabilities	27,687	87,854

Long-term debt, due after one year, net of debt issuance costs	24,766	48,483
Line of credit, due after one year	10,000	—
Deferred income and other long-term liabilities	2,436	1,554
Deferred income taxes	774	2,219

Total liabilities	65,663	140,110

Commitments and contingencies
STOCKHOLDERS’ EQUITY
RLH Corporation stockholders’ equity:
Preferred stock - 5,000,000 shares authorized; $0.01 par value; no shares issued or outstanding	—	—
Common stock - 50,000,000 shares authorized; $0.01 par value; 24,274,599 and 23,651,212 shares issued and outstanding	242	237
Additional paid-in capital, common stock	183,412	178,028
Accumulated deficit	(6,769)	(15,406)

Total RLH Corporation stockholders’ equity	176,885	162,859
Noncontrolling interest	20,488	27,381

Total stockholders’ equity	197,373	190,240

Total liabilities and stockholders’ equity	$263,036	$330,350

RED LION HOTELS CORPORATION

Condensed Consolidated Statements of Cash Flows

(unaudited)

(In thousands)

	Nine Months Ended September 30,
	2018	2017
Operating activities:
Net income (loss)	$23,288	$(1,421)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	12,714	13,806
Amortization of debt issuance costs	892	892
Gain on disposition of property, equipment and other assets, net	(42,094)	(328)
Loss on early retirement of debt	794	—
Impairment loss	7,100	—
Deferred income taxes	(1,445)	416
Stock based compensation expense	2,896	2,392
Provision for doubtful accounts	651	407
Fair value adjustments to contingent consideration	581	1,325
Change in current assets and liabilities, net of business acquired:
Accounts receivable, net	(7,293)	(4,345)
Notes receivable, net	(7)	(69)
Inventories	4	(32)
Prepaid expenses and other	(6,629)	(1,324)
Accounts payable	1,405	(780)
Other accrued liabilities	(484)	(1,936)

Net cash provided by (used in) operating activities	(7,627)	9,003

Investing activities:
Capital expenditures	(6,190)	(8,024)
Contingent consideration paid for Vantage acquisition	(4,000)	—
Acquisition of Knights Inn	(26,888)	—
Net proceeds from disposition of property and equipment	113,838	28
Collection of notes receivable related to property sales	—	200
Advances on notes receivable	(537)	(408)

Net cash provided by (used in) investing activities	76,223	(8,204)

Financing activities:
Borrowings on long-term debt	30,000	3,237
Repayment of long-term debt	(107,899)	(959)
Proceeds from line of credit borrowing	10,000	—
Debt issuance costs	(1,317)	(35)
Distributions to noncontrolling interest	(20,972)	(1,388)
Stock-based compensation awards canceled to settle employee tax withholding	(615)	(332)
Stock option and stock purchase plan issuances, net and other	238	194

Net cash provided by (used in) financing activities	(90,565)	717

Change in cash, cash equivalents and restricted cash:
Net increase (decrease) in cash, cash equivalents and restricted cash	(21,969)	1,516
Cash, cash equivalents and restricted cash at beginning of period	44,858	47,609

Cash, cash equivalents and restricted cash at end of period	$22,889	$49,125

RED LION HOTELS CORPORATION

Additional Hotel Statistics

(unaudited)

	Franchised		Company Operated		Total Systemwide
	Hotels	Total Available Rooms	Hotels	Total Available Rooms	Hotels	Total Available Rooms
Beginning quantity, January 1, 2018	1,061	65,200	21	4,300	1,082	69,500
Newly opened/acquired properties	420	29,000	—	—	420	29,000
Terminated properties(1)	(138)	(9,600)	(1)	(400)	(139)	(10,000)
Change from company operated to franchised	9	1,500	(9)	(1,500)	—	—

Ending quantity, September 30, 2018	1,352	86,100	11	2,400	1,363	88,500

Executed franchise license and management agreements, nine months ended September 30, 2018:
New franchise / management agreements	46	5,200	—	—	46	5,200
Renewals / changes of ownership	54	2,800	—	—	54	2,800
Change from company operated to franchised	9	1,500	(9)	(1,500)	—	—

Total executed franchise license and management agreements, nine months ended September 30, 2018	109	9,500	(9)	(1,500)	100	8,000

(1)

Terminated properties include locations at which we ended our franchise relationship because the hotels did not meet RLH Corporation’s hotel standards. We are focused on maintaining a set of brand standards at all of our locations.

Comparable Hotel Statistics(1)

	For the Three Months Ended September 30,
	2018				2017
	Average Occupancy (2)		ADR (3)	RevPAR (4)	Average Occupancy (2)	ADR (3)	RevPAR (4)
Systemwide - Midscale	66.0%		$106.82	$70.47	68.3%	$105.64	$72.13

	Average Occupancy (2)		ADR (3)	RevPAR (4)
Change from prior comparative period:
Systemwide - Midscale	(231	) bps	1.1%	(2.3)%

	For the Nine Months Ended September 30,
	2018				2017
	Average Occupancy (2)		ADR (3)	RevPAR (4)	Average Occupancy (2)	ADR (3)	RevPAR (4)
Systemwide - Midscale	62.4%		$99.48	$62.10	62.9%	$99.49	$62.54

	Average Occupancy (2)		ADR (3)	RevPAR (4)
Change from prior comparative period:
Systemwide - Midscale	(44	) bps	—%	(0.7)%

(1)

Certain operating results for the periods included in this report are shown on a comparable hotel basis. Comparable hotels are defined as hotels that were in the system for at least one full calendar year as of the beginning of the current year under materially similar operations.

(2)

Average occupancy represents total paid rooms divided by total available rooms. Total available rooms represents the number of rooms available multiplied by the number of days in the reported period and includes rooms taken out of service for renovation.

(3)	Average daily rate (ADR) represents total room revenues divided by the total number of paid rooms occupied by hotel guests.
(4)	Revenue per available room (RevPAR) represents total room and related revenues divided by total available rooms.

RED LION HOTELS CORPORATION

Comparable Operations and Data From Operations

(unaudited)

(In thousands)

Certain operating results for the periods included in this report are shown on a comparable hotel basis. Comparable hotels are defined as properties that were operated by the Company for at least one full calendar year as of the beginning of the current year other than hotels for which comparable results were not available. Comparable results exclude the nine hotels sold in 2018, eight of which were converted to franchise agreements. In addition, we exclude revenue earned and expenses incurred related to our hotel management agreements.

RLH Corporation utilizes these comparable measures because management finds them a useful tool to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core, ongoing operations. The Company believes the comparable measures are a complement to reported operating results. Comparable operating results are not intended to represent reported operating results defined by generally accepted accounting principles in the United States (GAAP), and such information should not be considered as an alternative to reported information or any other measure of performance prescribed by GAAP.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Company operated hotel revenue	$19,579	$37,244	$65,486	$94,214
less: revenue from sold and closed hotels	(932)	(18,365)	(15,292)	(44,073)
less: revenue from managed properties	(277)	(380)	(745)	(854)

Comparable company operated hotel revenue	$18,370	$18,499	$49,449	$49,287

Company operated hotel operating expenses	$14,534	$25,284	$50,817	$70,450
less: operating expenses from sold and closed hotels	(2,008)	(12,758)	(14,226)	(34,186)
less: operating expenses from managed properties	(191)	(188)	(543)	(520)

Comparable company operated hotel operating expenses	$12,335	$12,338	$36,048	$35,744

Company operated hotel direct operating profit	$5,045	$11,960	$14,669	$23,764
less: operating profit (loss) from sold and closed hotels	1,076	(5,607)	(1,066)	(9,887)
less: operating profit (loss) from managed properties	(86)	(192)	(202)	(334)

Comparable company operated hotel direct operating profit	$6,035	$6,161	$13,401	$13,543

Comparable company operated hotel direct margin %	32.9%	33.3%	27.1%	27.5%

RED LION HOTELS CORPORATION

Reconciliation of Non-GAAP Financial Measures

(unaudited)

(In thousands)

EBITDA is defined as net income (loss), before interest, taxes, depreciation and amortization. The Company believes it is a useful financial performance measure due to the significance of the long-lived assets and level of indebtedness.

Adjusted EBITDA is an additional measures of financial performance. The Company believes that the inclusion or exclusion of certain special items, such as gains and losses on asset dispositions and impairments, is necessary to provide the most accurate measure of core operating results and as a means to evaluate comparative results.

EBITDA and Adjusted EBITDA are commonly used measures of performance in the industry. RLH Corporation utilizes these measures because management finds them a useful tool to calculate more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core, ongoing operations. The Company believes they are a complement to reported operating results. EBITDA and Adjusted EBITDA are not intended to represent net income (loss) defined by generally accepted accounting principles in the United States (GAAP), and such information should not be considered as an alternative to reported information or any other measure of performance prescribed by GAAP. In addition, other companies in the industry may calculate EBITDA and, in particular, Adjusted EBITDA differently than the Company does or may not calculate them at all, limiting the usefulness of EBITDA and Adjusted EBITDA as comparative measures.

The following is a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net income (loss)	$17,613	$3,627	$23,288	$(1,421)
Depreciation and amortization	3,621	4,660	12,714	13,742
Interest expense	1,417	2,119	5,366	6,114
Income tax expense (benefit)	(26)	34	(239)	304
Net (income) loss from discontinued operations (1)	—	(268)	—	(402)

EBITDA from continuing operations	22,625	10,172	41,129	18,337

Asset impairment (2)	7,100	—	7,100	—
Acquisition and integration costs (3)	95	1,235	2,196	1,246
Employee separation and transition costs (4)	—	—	975	100
Loss on early retirement of debt (5)	794	—	794	—
Gain on asset dispositions (6)	(26,023)	—	(41,632)	—

Adjusted EBITDA from continuing operations	4,591	11,407	10,562	19,683

Net income (loss) from discontinued operations (1)	—	268	—	402
Depreciation and amortization of discontinued operations	—	7	—	64
Income tax expense (benefit) from discontinued operations	—	140	—	209

Adjusted EBITDA from discontinued operations	—	415	—	675

Adjusted EBITDA from continuing & discontinued operations	4,591	11,822	10,562	20,358
Adjusted EBITDA attributable to noncontrolling interests	(53)	(3,142)	(1,915)	(6,110)

Adjusted EBITDA attributable to RLH Corporation	$4,538	$8,680	$8,647	$14,248

(1)

On October 3, 2017, the Company completed the sale of its entertainment segment. Based on this sale, the results of operations of the entertainment segment are reported as discontinued operations for all periods presented.

(2)	In the three months ended September 30, 2018 we recognized an impairment on our Baltimore hotel asset.
(3)

Net expenses for 2018 are associated with the Knights Inn and Vantage acquisitions. Net expenses for 2017 are associated with the Vantage acquisition. All acquisition costs and changes in the fair value and probability of contingent consideration are included within Acquisition and integration costs on the Condensed Consolidated Statements of Comprehensive Income (Loss).

(4)	The costs recognized in 2018 relate to employee separation, and the costs recognized in 2017 consisted of legal and consulting services associated with the CFO transition.

(5)

The Loss on early retirement of debt arose primarily on a $20.6 million early payment of our Senior Secured Term Loan. The debt was repaid using proceeds from a distribution from RL Venture after the sales of our Red Lion Hotel Port Angeles and Hotel RL Spokane.

(6)

On October 5, 2017, we announced that we would be marketing for sale 11 of our owned hotels. RL Venture, our consolidated subsidiary, sold five properties in February 2018, two properties in April and May, and two properties in July. Represents the gain on our sale of these properties.